UBS AG – Form F-4

Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

August 24, 2023

UBS AG,

Bahnhofstrasse 45,

Zurich,

Switzerland.

Ladies and Gentlemen:

As counsel to UBS AG (the “Company”) in connection with the registration of debt securities to be issued by the Company (the “ Securities”), pursuant to two exchange offers, as described in the base prospectus (the “Prospectus”) that forms a part of the Registration Statement on Form F-4, of the Company, filed with the Securities and Exchange Commission on August 24, 2023 (the “Registration Statement”) to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion of U.S. federal tax law set forth under the headings “Material U.S. Federal Income Tax Considerations” contained in the Prospectus that forms a part of the Registration Statement is a fair and accurate summary of the matters described therein.

UBS AG	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us under the headings “U.S. Federal Income Tax Considerations” in the Prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP